Fairchild Semiconductor and Infineon Reach Patent Settlement, Cross-License

SAN JOSE, Calif. - December 28, 2009 - Fairchild Semiconductor (NYSE: FCS), a leading global supplier of high performance products to drive energy-efficiency, announced it has settled patent lawsuits with Infineon Technologies. The company also announced it had entered into a broad cross-license with Infineon related to semiconductor technology, the terms and conditions of which were not disclosed.

The two companies filed patent infringement lawsuits against each other in Maine and Delaware courts in November, 2008.

Fairchild said it will record a $6 million charge in the fourth quarter related to the settlement and cross-license.

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

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Editorial Contacts:

Fairchild Semiconductor:

Patti Olson

Corporate Communications
(800) 341-0392 X 8728

Email: patti.olson@fairchildsemi.com

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Paul R. Hughes

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